Exhibit 10.2

ROCKWELL AUTOMATION INC.
RESTRICTED STOCK AGREEMENT

To:

     In accordance with Section 6 of the Rockwell Automation, Inc. 2003 Directors Stock Plan, as amended (the Plan), resolutions adopted at the February 4, 2004 meeting of the Board of Directors (the Board) of Rockwell Automation, Inc. (the Corporation) and your election pursuant to the Plan dated December 1, 2003, 500 shares of Common Stock of the Corporation have been granted to you today as restricted stock in respect of your continuing service as a director of the Corporation. Additional shares shall be granted to you as restricted stock pursuant to the Plan as follows:

     (i) On October 1, 2004, in respect of your service on the Board, the number of shares whose value (based on the Closing Price on that date) equals the amount of the annual retainer fee to be paid in restricted stock as determined by the Board pursuant to Section 8(a) of the Plan.

     In this Restricted Stock Agreement, the shares granted today and to be granted on the date set forth above are collectively called Restricted Shares.

     The Restricted Shares have been or will be granted to you upon the following terms and conditions:

1.	Earning of Restricted Shares

     (a) If (i) you shall continue as a director of the Corporation until you retire from the Board under the Board’s retirement policy; or (ii) you shall resign from the Board or cease to be a director of the Corporation by reason of the antitrust laws, compliance with the Corporation’s conflict of interest policies, death or disability; or (iii) a Change of Control as defined in Article III, Section 13(I)(1) of the Corporation’s By-Laws (or any successor provision) shall occur, then you shall be deemed to have fully earned all the Restricted Shares subject to this Restricted Stock Agreement.

     (b) If you resign from the Board or cease to be a director of the Corporation for any other reason, you shall be deemed not to have earned any of the Restricted Shares and shall have no further rights with respect thereto unless the Board shall determine, in its sole discretion, that you have resigned from the Board or ceased to be a director by reason of circumstances that the Board determines not to be adverse to the best interests of the Corporation.

2.	Retention of Certificates for Restricted Shares

     Certificates for the Restricted Shares and any dividends or distributions thereon or in respect thereof that may be paid in additional shares of Common Stock, other securities of the Corporation or securities of another entity (Stock Dividends) shall be delivered to and held by the Corporation, or shall be registered in book entry form subject to the Corporation’s instructions, until you shall have earned the Restricted Shares in accordance with the provisions of paragraph 1. To facilitate implementation of the provisions of this Restricted Stock Agreement, you undertake to sign and deposit with the Corporation’s Office of the Secretary such documents appropriate to effectuate the purpose and intent of this Restricted Stock Agreement as the Corporation may reasonably request from time to time.

3.	Dividends and Voting Rights

     Notwithstanding the retention by the Corporation of certificates (or the right to give instructions with respect to shares held in book entry form) for the Restricted Shares and any Stock Dividends, you shall be entitled to receive any dividends that may be paid in cash on, and to vote, the Restricted Shares and any Stock Dividends held by the Corporation (or subject to its instructions) in accordance with paragraph 2, unless and until such shares have been forfeited in accordance with paragraph 5.

4.	Delivery of Earned Restricted Shares

     As promptly as practicable after you shall have been deemed to have earned the Restricted Shares in accordance with paragraph 1, the Corporation shall deliver to you (or in the event of your death, to your estate or any person who acquires your interest in the Restricted Shares by bequest or inheritance) the Restricted Shares, together with any Stock Dividends then held by the Corporation (or subject to its instructions).

5.	Forfeiture of Unearned Restricted Shares

     Notwithstanding any other provision of this Restricted Stock Agreement, if at any time it shall become impossible for you to earn any of the Restricted Shares in accordance with this Restricted Stock Agreement all the Restricted Shares, together with any Stock Dividends, then being held by the Corporation (or subject to its instructions) in accordance with paragraph 2, shall be forfeited, and you shall have no further rights of any kind or nature with respect thereto. Upon any such forfeiture, the Restricted Shares, together with any Stock Dividends, shall be transferred to the Corporation.

6.	Transferability

     The Restricted Shares and any Stock Dividends are not transferable by you otherwise than by will or by the laws of descent and distribution and shall be deliverable, during your lifetime, only to you.

7.	Withholding

     The Corporation shall have the right, in connection with the delivery of the Restricted Shares and any Stock Dividends subject to this Restricted Stock Agreement, (a) to deduct from any payment otherwise due by the Corporation to you or any other person receiving delivery of the Restricted Shares and any Stock Dividends an amount equal to any taxes required to be withheld by law with respect to such delivery, (b) to require you or any other person receiving such delivery to pay to it an amount sufficient to provide for any such taxes so required to be withheld or (c) to sell such number of the Restricted Shares and any Stock Dividends as may be necessary so that the net proceeds of such sale shall be an amount sufficient to provide for any such taxes so required to be withheld.

8.	Applicable Law

     This Restricted Stock Agreement and the Corporation’s obligation to deliver Restricted Shares and any Stock Dividends hereunder shall be governed by and construed and enforced in accordance with the laws of Delaware and the Federal law of the United States.

ROCKWELL AUTOMATION, INC

By:

W. J. Calise, Jr. Senior Vice President, General Counsel and Secretary

Dated: February 4, 2004

Agreed to this th day of February, 2004.

Address: